Exhibit 99.1

RSC Equipment Rental Streamlines Divisional Structure

SCOTTSDALE, Ariz., August 27, 2008 – RSC Equipment Rental, Inc., the operating entity for RSC Holdings Inc. (NYSE: RRR), one of the largest equipment rental providers in North America, announced today that it has streamlined its field operations in North America into two geographical areas, an East Division and a West Division, instead of the three areas it has had previously.

Joe Foster and David Ledlow, Senior Vice Presidents of Operations will assume the responsibility of the East and West Divisions, respectively.

“This simplification will allow us to be leaner, faster, and more efficient when it comes to responding to changes in the market place, while staying close to our customers,” said Erik Olsson, President and CEO of RSC. “Joe and David both have significant industry experience and are great leaders. I am confident our Regions will produce even greater results for RSC under their leadership in this new structure.”

Mr. Foster joined the corporation as a PRIME Equipment management trainee in 1984. Over the next twenty years he held several key management positions with the company, rising to Southeast Region Vice President in 2001. He served as Southern Region Vice President in 2005 and assumed responsibilities as a Senior Vice President in 2006.

Mr. Ledlow initiated his career in 1984 with Walker Jones Equipment Company, later acquired by Rental Service Corporation. During his tenure he has occupied positions in outside sales, sales management, and regional management and assumed responsibilities as a Senior Vice President in 2006.

In connection with this structural change, Ned Graham, Senior Vice President Operations, has decided to leave the Company.

“I would like to thank Ned for his contributions to RSC over the last ten years as part of the management team. He displayed a passion for safety and a dedication to sales and customer service. We wish Ned all the best for the future,” said Mr. Olsson.

About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.

Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of over $2.7 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 468 rental locations across 38 states in the United States and in four Canadian provinces, as of June 30, 2008. With over 5,300 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, business strategy, and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “look forward”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.

Contact:

RSC Equipment Rental, Inc.

Investor/Analyst Contacts:
Gerry Gould, VP – Investor Relations
(480) 281-6928 or Gerry.Gould@RSCrental.com

or

Media Contact:
Chenoa Taitt
(212) 223-0682